UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 23, 2013

EverBank Financial Corp

(Exact name of registrant as specified in its charter)

Delaware	001-35533	52-2024090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Riverside Ave., Jacksonville, FL		32202
(Address of principal executive offices)		(Zip Code)

904-281-6000
(Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))- 4 -

Item 8.01. Other Events.

On August 23, 2013, EverBank, a wholly owned subsidiary of EverBank Financial Corp (the "Corporation"), reached an agreement with the Office of the Comptroller of the Currency that would end its Independent Foreclosure Review programs mandated by the April 2011 Interagency Consent Order and replace it with an accelerated remediation process.
The agreement includes a cash payment to be made by EverBank equal to approximately $37 million, which would provide relief to qualified borrowers. In addition EverBank will contribute approximately $6 million to organizations certified by the U.S. Department of Housing and Urban Development or other tax-exempt organizations that have as a principal mission providing affordable housing, foreclosure prevention and/or educational assistance to low and moderate income individuals and families.
The Corporation expects to record a non-recurring after-tax charge of approximately $20 million in the third quarter of 2013 to fully reserve for the cash payment portion of the settlement and remaining professional fees associated with the foreclosure review.
During the second quarter of 2013, the Corporation had total non-recurring foreclosure review costs of approximately $12 million, after-tax, including $9 million in third party professional fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EverBank Financial Corp

	By:	/s/ Thomas A. Hajda
Name: Thomas A. Hajda
Title: Executive Vice President, General Counsel and Secretary
Dated: August 23, 2013